Exhibit 19.1

INSIDER TRADING POLICY

Bristow Group Inc.    EFFECTIVE: March 7, 2023

I.Scope
A.General Scope
This Insider Trading Policy (the “policy”) covers all members of the Board of Directors (“Directors”) and employees of Bristow Group Inc., a Delaware corporation, and its consolidated subsidiaries (together, the “Company”) and their family members (as defined below) and controlled entities (as defined below) (collectively referred to as “Insiders”), and any Designated Outsider (capitalized terms used herein shall have the meanings ascribed to such terms in the Article III – Definitions).

The policy applies to any and all transactions in the Company’s securities, including its common stock, options to purchase or sell its common stock and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

This policy applies to your family members who reside with you (including a spouse, a child, grandchildren and parents), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “family members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for your own account. This policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family members.
This policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “controlled entities”), and transactions by these controlled entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account.

The policy is available on the Company’s website and will be delivered to all Directors and employees of the Company and its Designated Outsiders upon its adoption and approval by the Company’s Board of Directors and to all new Directors, employees and Designated Outsiders of the Company at the start of their employment or relationship with the Company.

This policy shall be reviewed annually by the Audit Committee of the Board of Directors.
II.Purpose
In order to comply with federal, state and other applicable securities laws governing (a) trading in the Company’s securities while in the possession of material nonpublic information concerning the Company, and (b) tipping or disclosing material nonpublic information to Outsiders, and in order to prevent even the appearance of improper insider trading or

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tipping, the Company has adopted this policy applicable to all of its Directors, employees and Designated Outsiders, together with their family members and controlled entities.

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III.Definitions
A.Compliance Committee
A committee comprised of (i) the SVP, General Counsel, (ii) another member of the Legal Department designated by the SVP, General Counsel from time to time, (iii) the SVP, Chief Financial Officer, or (iv) any other persons designated by the Company’s Audit Committee, with the responsibility to review and either approve or prohibit all proposed trades of the Company’s securities by Section 16 Individuals and certain trades by Senior Officers in accordance with the procedures set forth below.
B.Designated Outsider
Those designated from time to time by the Company as having access to the Company’s material nonpublic information (e.g., external counsel or internal auditors). A Designated Outsider is considered an Insider when he or she comes into possession of material nonpublic information.
C.Directors
The members of the Company’s Board of Directors. Directors are Section 16 Individuals who shall be subject to a general prohibition on trading in the Company’s securities prior to receipt of approval from the Compliance Committee in accordance with the procedures set forth below.
D.Executive Officers
Those positions designated annually by the Board of Directors as “Executive Officers” pursuant to Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any Section 16 Individuals of the Company for purposes of the Exchange Act, shall be subject to a general prohibition on trading in the Company’s securities prior to receipt of approval from the Compliance Committee in accordance with the procedures set forth below.
E.Insider
Any person with access to key information about the Company or any other company or entity that the Company does or intends to do business with in the course of their engagement by or with the Company, before it is announced to the public. The term includes the Directors, the Executive Officers, Senior Officers and the Company’s other employees (collectively, the “Employees”), together with their family members, controlled entities and others in a position to capitalize on inside information.
F.Material Information
Information concerning the Company if there is a substantial likelihood that a reasonable stockholder, investor or potential stockholder or investor would consider such information important in making an investment or voting decision regarding the Company’s securities or if the disclosure of such information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of the Company’s securities. While it is not possible to identify all information that would be deemed material, the following illustrative types of information ordinarily would be considered material:

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•financial performance, including quarterly and year-end earnings, and significant

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changes in financial performance or liquidity;
•Companyprojections,strategic plans or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•potential mergers, acquisitions or tender offers of the Company or the acquisitions or sale of significant assetsor subsidiaries of the Company;
•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
•significant regulatory changes or other changes or developments in or affecting the Company’s products, services or operations;
•significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;
•significant pricing orrate changes;
•stock splits, public or private securities / debt offerings, or changes in the Company’s dividend policies or amounts of dividends (if any);
•the establishment, renewal or modification of a repurchase program for Company securities;
•significantchangesin the Company’ssenior management or its Board of Directors;
•significant labor disputes or negotiations;
•change in auditors or notification that the auditor’s reports may no longer be relied upon;
•actual or threatened major litigation, or the resolution of such litigation;
•joint venture and distribution agreements;
•Company restructurings;
•borrowing activities or other financing transactions, other than those in the ordinarycourse;
•impendingbankruptcy or the existence of severe liquidityproblems;
•significant cybersecurity incidents; and
•the imposition of a ban on trading in Company securities or the securities of another company.
Insiders who are unsure whether the information that they possess is material must consult the Compliance Committee for guidance before trading in any Company securities.
G.Nonpublic Information
Material information that has not yet been transmitted to the public in a sufficiently widespread manner (through major newswire services, national news services, financial news services or filings with the U.S. Securities and Exchange Commission (“SEC”)) to

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ensure that it has credibly entered the market. While there is no clear-cut rule that defines when material information becomes public, such information should not be considered

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public until it has achieved the widest possible public dissemination and the public has had an opportunity to evaluate it thoroughly. What constitutesthoroughpublic dissemination and evaluation will vary on a case-by-case basis. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. For the purposes of this policy and to ensure a margin of safety before trading in the Company’s securities, information will be consideredpublic (i.e., no longer“nonpublic”), after twenty- four hours following the Company’s widespread public release of the information, such as through a Company press release or filing with the SEC. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. Insiders and Designated Outsiders in possession of material information should refrain from trading in the Company’s securities until twenty-four hours have passed since the widespread release of the information.
Insiders who are unsure whether the information that they possess is nonpublic must consult the Compliance Committee for guidance before trading in any Company securities.
H.Section 16 Individuals
Those persons designated by the Company and listed on Exhibit A attached hereto. The Company will amend Exhibit A from time to time as necessary to reflect the addition, resignation or departure of Section 16 Individuals. Section 16 Individuals shall be subject to a general prohibition on trading in the Company’s securities prior to receipt of approval from the Compliance Committee in accordance with the procedures set forth in Section VII. C below.
I.Senior Officers
Those persons designated by the Company and listed on an Exhibit B maintained by the Company’s Legal Department because of their position with the Company and their access to material nonpublic information. The Company will amend Exhibit B from time to time as necessary to reflect the addition, resignation or departure of Senior Officers. The Senior Officers shall be prohibited from trading outside the applicable trading window described in Section VII. B below without prior approval from the Compliance Committee in accordance with the procedures set forth in Section VII.C below.
J.Outsider
A person who is not an Insider due to a lack of access to key information.
IV.Duties of the Compliance Committee
The duties of the Compliance Committee include the following:
A.administering this policy and monitoring and enforcing compliance with all policy provisions and procedures;
B.respondingto all inquiries relatingto this policy and its procedures;
C.designating and communicating special trading windows and non-trading blackout periods during which identified employees may not trade in the Company’s securities;

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D.providing copies of this policy and other appropriate materials to all current and new Directors, Senior Officers, Employees and Designated Outsiders;
E.administering, monitoring and enforcing compliance with all federal, state and other applicable insider trading laws and regulations, including without limitation Section 10(b), 16, 20A and 21A of the Exchange Act and rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”);
F.assisting in the preparation and filing of all reports required to be filed with the
SEC relating to transactions in the Company’s securities by Insiders, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G;
G.revising the policy as necessary to reflect changes in federal, state or other applicable insider trading laws and regulations;
H.maintaining as Company records original or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relatingto insider trading; and
I.maintaining the accuracy of, and periodically updating as necessary to reflect additions to or deletions from each category of individuals, the list of Section 16 Individuals and Senior Officers on Exhibits A and B hereto.
V.Company Insider Trading and Tipping Policies
A.Prohibited Activities
1.Transactionsin Company securities
a)No Insider or Designated Outsider may trade in the Company’s securities while possessing materialnonpublic information concerning the Company.
b)No Section 16 Individual may trade in the Company’s securities, at any time, without advance approval by the Compliance Committee.
c)No Senior Officer may trade in the Company’s securities outside of the applicable trading windows, without prior approval by the Compliance Committee.
d)No Insider may trade in the Company’s securities during any special trading blackout periods applicable to such person designated and communicated by the Compliance Committee.
e)The SVP, General Counsel may not trade in the Company’s securities unless the trade(s) have been approved by the Chairman of the Audit Committee and the President and Chief Executive Officer.
2.Disclosure of Special Trading Blackouts
No Insider may disclose to any outside third party the existence or lack thereof of any special blackout period.
3.Tipping, Disclosure and Trading Advice Restrictions

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a)No Insider or Designated Outsider may tip or disclose material nonpublic information concerning the Company to any Outsider (including, but not limited to, family members, analysts, individual investors and members of the investment community and news media), unless required as part of that Employee’s regular

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duties for the Company and authorized by the Compliance Committee. In any instance in which such information is disclosed to Outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the Outsider to agree in writing to comply with the terms of this policy and / or to sign a confidentialityagreement. All inquiries from Outsiders regarding material nonpublic information about the Company must be forwarded to: (a) the CEO, CFO or the VP, Treasurer and Head of Investor Relations with respect to inquiries from financial analysts and the investment community and (b) the CEO, GC or the Director, Global Communications and Marketing with respect to inquiries from media, such as news reporters, research firms or other similar outsideparties.
b)No Insider or Designated Outsider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that such persons should advise others not to trade if doing so might violate applicable law or this policy. The Company strongly discourages all Insiders or Designated Outsiders from giving trading advice concerning the Company to third parties even when the Insiders or Designated Outsiders do not possess material nonpublic information about the Company.
4.Transactions in other Securities and Tipping, Disclosure of Trading Advice Restrictions forother Securities
No Insiders or Designated Outsiders who, in the course of working for, or providing services to the Company, learn of any material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, (i) may trade in that company’s securities until the information becomes public or is no longer material; (ii) may tip or disclose material nonpublic information concerning that company to anyone while possessing material nonpublic information about such company; or (iii) give trading advice of any kind to anyone concerning that company while possessing material nonpublic information about such company.
5.Prohibitions on Short-term or Speculative Transactions
The Company considers it improper and inappropriate for Insiders to engage in short-term or speculative transactions in the Company’s securities. As such, the following policies apply to all Insiders:
a)Short-term Trading: An Insider’s short-term trading of the Company’s securities may be distracting and may unduly focus on the Company’s short- term stock market performance instead of the Company’s long-term business objectives. For these reasons, Insiders who purchase Company securities in the open market may not sell any Company securities of the same class during the six (6) months following the purchase other than open market sales of Company securities to fund the attendant withholding tax obligations upon vesting of incentive equity awards without the approval of the Compliance Committee. Acquisition of shares through the Company’s Employee Stock Purchase Plan,

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Share Incentive Plan or similar equity incentive plan are not subject to this restriction.
b)Short Sales: Short sales of the Company’s securities evidence an expectation on the

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part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Short sales may also reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this policy. In addition, Section 16(c) of the Exchange Act prohibits Section 16 Individuals from engaging in short sales.
c)Publicly Traded Options: A transaction in options is, in effect, a bet on the short- term movement of the Company’s securities and therefore creates the appearance that trading is based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. Option positions arising from certain types of hedging transactions are governed by section 5(B) below captioned.
B.Transactions Not Involving a Purchase or Sale
All bona fide gifts of securities are required to be reported by the Section 16 Individual within two business days on Form 4. Notwithstanding the foregoing, in all other respects, bona fide gifts are not transactions subject to this policy, unless (1) the person making the gift has reason to believe that the recipient intends to sell the Company securities while the Insider is aware of material nonpublic information or (2) the person making the gift is subject to the trading restrictions specified below under the heading “Company Procedures” and the sales by the recipient of the Company securities occur during a blackout period. Notwithstanding anything to the contrary herein, any gift proposed to be made by a Section 16 Individual during (i) the period commencing five (5) trading days before the end of a fiscal quarter and ending twenty-four hours after the Company’s widespread public release of quarterly or year-end earnings or (ii) during any special blackout period pursuant to Section VI.A.4 shall be subject to review and approval by the Compliance Committee prior to such gift being made, provided that if such gift is not made within five (5) business days of receiving such pre-clearance, such Section 16 Individual must obtain a new approval.
Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this policy.
C.Hedging
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow Insiders to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow Insiders to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Insiders may no longer have the same objectives as the Company’s other shareholders. Therefore, Insiders are prohibited from engaging in such transactions with respect to the Company’s securities unless such transactions are cleared in advance by the Compliance Committee. Any Insider wishing to enter into such a hedging or similar arrangement with respect to the Company’s securities must submit a request for pre-clearance to the Compliance Committee at least two (2)

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weeks prior to the proposed execution of documents evidencing the proposed transaction and must provide a justification for the proposed transaction. Determinations by the Compliance

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Committee are binding.
D.Pledging and Margin Accounts
A pledge of securities may be deemed a sale transaction. Insiders may only pledge the Company’s securities if (i) such pledged securities represent less than 30% of the Company’s securities held by such Insider; (ii) the pledged Company securities represent less than 5% of the outstanding capital stock of the Company; and (iii) such pledges are approved in advance by the Compliance Committee. Any Insider wishing to enter into a pledge of Company securities must submit a request for pre-clearance to the Compliance Committee at least two (2) weeks prior to the proposed execution of documents evidencing the proposed transaction and must provide a justification for the proposed transaction. Determinations by the Compliance Committee are binding.
As securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call and any such margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Insiders are not permitted to hold the Company’s securities in margin accounts.
E.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as defined below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this policy determines that they must use a standing order or limit order, the order should be limited to short duration (not to exceed two trading days) and should otherwise comply with the restrictions and procedures outlined below under the heading “Company Procedures.”
F.Rule 10b5-1 Trading Plans
SEC Rule 10b5-1 provides generally that a purchase or sale is “on the basis of” material nonpublic information if the person engaging in the transaction is aware of the material nonpublic information when the person makes the purchase or sale. This rule creates an exception to this general rule that is available if the person demonstrates that, before becoming aware of any material nonpublic information, the person had entered into a binding contract to purchase or sell the security, had instructed another person to purchase or sell the security for the instructing person’s account, or had adopted a written plan for trading securities, and (in each case) the contract, instruction or plan meets certain requirements regarding specificity as to amount, price and timing or imposes effective prohibitions on the Insider’s ability to exercise subsequent influence over the trades. The contract, instruction or plan must also be entered into in good faith and without any purpose of evading the prohibitions of the SEC’s rules. In some circumstances, terminating a contract, instruction or plan that is in place could call into question whether it was entered into in good faith.

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Section 16 Individuals and Senior Officers may enter into a plan permitted by SEC Rule 10b5- 1 (“10b5-1 Trading Plan”). Any 10b5-1 Trading Plan must be submitted for approval five

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days prior to the entry into the 10b5-1 Trading Plan. To the extent that the transactions under a 10b5-1 Trading Plan are executed in compliance with the 10b5-1 Trading Plan and applicable law and the 10b5-1 Trading Plan complies with the following, the trading restrictions under this policy will not apply to the transactions effected under a 10b5-1 Trading Plan:

a)A 10b5-1 Trading Plan may not be entered into at a time when the person entering into it is aware of material nonpublic information. The compliance of any 10b5 1 Trading Plan with the applicable SEC rules is the responsibility of the person entering into such plan. Participants in 10b5-1 Trading Plans shall be required to certify (i) that they are not aware of any material nonpublic information when they enter into the plan, and (ii) that they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Section 16 Individuals and Senior Officers are advised to consult with their own legal counsel prior to entering into a 10b5-1 Trading Plan.

b)10b5-1 Trading Plans, and changes to them, require pre-clearance by the Compliance Committee.

c)10b5-1 Trading Plans for persons other than Section 16 Individuals and Senior Officers must provide for a mandatory a 30-day “cooling off” period after the adoption or modification of such plan during which no trades may be made.

d)Rule 10b5-1 Trading Plans adopted by Section 16 Individuals and Senior Officers must provide for a mandatory “cooling off” period where trading is not permitted under the plan until the later of (a) 90 days after plan adoption or modification of such plan and (b) two business days after disclosure of financial results in the Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days).

No approved 10b5-1 Trading Plans may be modified during the twelve-month period following the initial approval of such 10b5-1 Trading Plan. To the extent possible, Section 16 Individuals and Senior Officers should retain all records and documents that support their reasons for making each trade in the Company’s securities.
G.Restrictions on Overlapping and Single-Trade Plans
All persons subject to this policy are prohibited from entering into multiple overlapping plans, except for: (a) plans that authorize sell-to-cover transactions to satisfy tax withholding obligations on vesting of compensatory equity awards where such person has no control over timing of the sales (this exception does not include sales incident to the exercise of stock options) and (b) trades under contracts with multiple broker-dealers or agents that constitute a “single plan” for securities held in different accounts.

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In addition, with the affirmative defense under Rule 10b5-1 limited to one single-trade plan during any consecutive 12-month period, all persons are prohibited from entering into multiple such plans during said period.

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VI.Company Procedures
A.Trading Windows and Blackout Periods
1.Trading Window for Section 16 Individuals. There are no established trading windows for Section 16 Individuals. Each proposed transaction in the Company’s securities by a Section 16 Individual requires prior approval from the Compliance Committee.
2.Trading Window for Senior Officers. Senior Officers may trade in the Company’s securities only during the period commencing twenty-four (24) hours after the Company’s widespread public release of quarterly or year-end earnings and ending five
(5) trading days before the end of a fiscal quarter.
3.Trading Windows for Employees. All Employees who are not Section 16 Individuals or Senior Officers may trade in the Company’s securities at any time, as long as they are not in possession of material nonpublic information, or there is no special blackout period established with respect to such Employee as designated and communicated by the Compliance Committee.
4.Event-Specific Trading Window Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few Directors, Executive Officers, Senior Officers and/or employees, such as a cybersecurity incident. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade Company securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Company securities. In that situation, the General Counsel may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
5.Exceptions for Hardship Cases. The securities laws do not recognize any mitigating circumstances, and, as a result, transactions that may be necessary or justifiable for independent reasons are not excepted from this policy. The Compliance Committee may, on a case-by-case basis, authorize trading in the Company’s securities outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth below.
6.Required Reporting. Adoptions and terminations of 10b5-1 Trading Plans by Directors and Section 16 Individuals shall be reported in the Company’s periodic report for the applicable period.

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7.No Safe Harbor. Regardless of whether a trading period is open or the Compliance Committee has approved a specific transaction in Company securities, no transaction in Companysecurities may occur in violation of securities laws and regulations.
B.Procedures for Approving Trades by Section 16 Individuals, Senior Officers and Hardship Cases
1.Section 16 Individual / Senior Officer Trades. Section 16 Individuals may not at any time,

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and Senior Officers may not outside of trading windows, trade in the Company’s securities until:
a)the person trading has notified the Compliance Committee of the amount and nature of the proposed trade(s);
b)the person trading has certified to the Compliance Committee no earlier than two business days prior to the proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Companyand
(ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act; and
c)the Compliance Committee has approved the trade(s).
The requestor should also indicate whether he or she has effected any non-exempt “opposite way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.
2.Hardship Trades. The Compliance Committee may, on a case-by-case basis, authorize trading in the Company’s securities outside of the applicable trading windows due to financial hardship or other hardships only after:
a)the person trading has notified the Compliance Committee of the circumstances of the hardship and the amount and nature of the proposed trade(s);
b)the person trading has certified to the Compliance Committee no later than two business days prior to the proposed trade(s) that he or she is not in possession of material nonpublic information concerning the Company; and
c)the Compliance Committee has approved such trade(s) for Insiders who are not Section 16 Individuals or Senior Officers or the Compliance Committee has approved such trade(s) for Section 16 Individuals or Senior Officers.
3.Pre-Clearance Approval Period. If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the Compliance Committee.
4.Reporting Procedures. Within one (1) business day of completing any purchase or sale of the Company’s securities that has been pre-cleared, either the person or his or her broker-dealer (or other agent effecting the transaction on his or her behalf) should deliver to the Compliance Committee a copy of documentation confirming such transactions. Further, all Insiders must indicate via a checkbox on Forms 4 or 5 whether the reported transactions were made pursuant to a Rule 10b5-1 trading arrangement.
5.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Committee to approve any trade(s) requested by Section 16 Individuals, Senior Officers or hardship applicants. The

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Compliance Committee may reject any trading requests at their sole reasonable discretion.

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C.Employee Benefit Plans and Other Company Plans
1.Employee Stock Purchase Plans.
The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or any of its employees to employee benefit plans (e.g., pension, or 401(k) plans) which are used to purchase the Company’s securities pursuant to the employees’ advance instructions. However, no employees of the Company may alter their instructions regarding the purchase or sale of the Company’s securities in such plans while in the possession of material nonpublic information.
2.Share IncentivePlans.
The trading prohibitions and restrictions of this policy apply to all sales of the Company’s securities acquired through the exercise of stock options or upon vesting of restricted stock granted by the Company under its Share Incentive Plan or similar equity incentive plans, but not to the acquisition of securities through such exercises or grants. This policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock (i) subject to an option or (ii) upon the vesting of any restricted stock grant, to satisfy tax withholding requirements.
D.Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal, state or other applicable securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 in the SecuritiesAct.
Employees who are uncertain whether other prohibitions or restrictions apply should consult with the Compliance Committee.
VII.Potential Civil, Criminal and Disciplinary Sanctions
A.Civil and CriminalPenalties
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping laws or rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and/or serve a jail term of up to ten (10) years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.Disciplinary Action
Violations of this policy or federal, state or other applicable insider trading or tipping laws by any Insider, may subject (1) the applicable Director to removal proceedings and (2) the applicable Executive Officer, Senior Officer or Employee to disciplinary action by the Company, up to and including termination for cause.
C.Reporting of Violations

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Any Insider who violates this policy or any federal or state laws governing insider trading or tipping or knows of any such violation by any other Insider or Designated Outsider, must report the violation immediately to the SVP, General Counsel. Upon learning of any such

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violation, the SVP, General Counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmentalauthority.
VIII.Post-Termination Transactions
This policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Company Procedures” above, however, will cease to apply to transactions in Company securities upon the expiration of any trading window restriction or other Company- imposed trading restrictions applicable at the time of the termination of service.
IX.Administration
Any questions regarding this policy, its administration or the procedures described herein shall be directed to the SVP, General Counsel.

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